                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                               (Amendment No 1)*

                              Andersen Group, Inc.

                                (Name of Issuer)

                          Common Stock, $.01 par value

                         (Title of Class of Securities)

                                   033 501 107

                                 (CUSIP Number)

                                  July 26, 2000

             (Date of Event Which Requires Filing of this Statement)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of
                                  ----------
1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
                                    Notes).
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                                  SCHEDULE 13G

CUSIP No. 033 501 107

--------------------------------------------------------------------------------
(1)   Names of Reporting Persons I.R.S. Identification Nos. of Above Persons
---   (entities only)

                             Miles P. Jennings, Jr.

--------------------------------------------------------------------------------
(2)   Check the Appropriate Box if a Member of a Group (See Instructions).......
---
(a).............................................................................
(b).............................................................................

--------------------------------------------------------------------------------
(3)   SEC Use Only..............................................................
---

--------------------------------------------------------------------------------
(4)   Citizenship or Place of Organization
---
                            United States of America

--------------------------------------------------------------------------------

Number of Shares             (5)           Sole Voting Power 113,300
                             ---

Beneficially Owned           (6)           Shared Voting Power 40,100
                             ---

by Each Reporting            (7)           Sole Dispositive Power 113,300
                             ---

Person With                  (8)           Shared Dispositive Power 40,100
                             ---

--------------------------------------------------------------------------------
(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
---

                                    153,400 1

--------------------------------------------------------------------------------
(10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
----  Instructions) [_]

--------------------------------------------------------------------------------
(11)  Percent of Class Represented by Amount in Row 9
----

                                      7.5%

--------------------------------------------------------------------------------
(12)  Type of Reporting Person (See Instructions)
----
                                       IN

--------------------------------------------------------------------------------

(14) Check the appropriate box to designate the rule pursuant to which this ---- Schedule is filed:
[ ]   Rule 13d-1(b)
[X]   Rule 13d-1(c)
[ ]   Rule 13d-1(d)

--------------------------------------------------------------------------------

     1 Includes 5,500 shares of Andersen Group, Inc. held by Miles P. Jennings, Jr. for the benefit of his daughter, Rachel L. Jennings, under the Connecticut Uniform Transfers to Minors Act. Also includes 40,100 shares owned by his wife, Carolyn L. Jennings. Miles P. Jennings, Jr. disclaims beneficial ownership of the aforementioned 40,100 shares.

                                  SCHEDULE 13G

CUSIP No. 033 501 107

--------------------------------------------------------------------------------
(1)   Names of Reporting Persons I.R.S. Identification Nos. of Above Persons
---   (entities only)
                               Carolyn L. Jennings

--------------------------------------------------------------------------------
(2)   Check the Appropriate Box if a Member of a Group (See Instructions).......
---
(a).............................................................................
(b).............................................................................

--------------------------------------------------------------------------------
(3)   SEC Use Only..............................................................
---

--------------------------------------------------------------------------------
(4)   Citizenship or Place of Organization

                            United States of America

--------------------------------------------------------------------------------
Number of Shares               (5)            Sole Voting Power 40,100
                               ---

Beneficially Owned             (6)            Shared Voting Power 113,300
                               ---

by Each Reporting              (7)            Sole Dispositive Power 40,100
                               ---

Person With                    (8)            Shared Dispositive Power 113,300
                               ---

--------------------------------------------------------------------------------

(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
---

                                    153,400 2

--------------------------------------------------------------------------------
(10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
----  Instructions) [_]

--------------------------------------------------------------------------------
(11)  Percent of Class Represented by Amount in Row 9
----

                                      7.5%

--------------------------------------------------------------------------------
(12)  Type of Reporting Person (See Instructions)
----
                                       IN

--------------------------------------------------------------------------------

(14) Check the appropriate box to designate the rule pursuant to which this ---- Schedule is filed:
[ ]   Rule 13d-1(b)
[X]   Rule 13d-1(c)
[ ]   Rule 13d-1(d)

--------------------------------------------------------------------------------

     2 Includes 113,300 shares owned or held by her husband Miles P. Jennings, Jr. Carolyn L. Jennings disclaims beneficial ownership of the aforementioned 113,300 shares.

                                  SCHEDULE 13G

CUSIP No. 033 501 107


Item 1

Item 1(a) Name of Issuer:

                              Andersen Group, Inc.


Item 1(b) Address of Issuer's Principal Executive Offices:

                515 Madison Avenue, Suite 2000, New York NY 10022

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Item 2

2(a) Name of Person Filing:  Miles P. Jennings, Jr. and Carolyn L. Jennings

2(b) Address or Principal Business Office or, if none, Residence:

                  4 Oakland Street, Bristol, Connecticut 06010

2(c) Citizenship:

                            United States of America

2(d) Title of Class of Securities:

                          Common Stock, $.01 par value


2(e) CUSIP No.:  033 501 107

Item 3.

If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check
                                             --------     --------
whether the person filing is a:

     a.  [ ] Broker or Dealer registered under Section 15 of the Act.
                                               ----------

     b.  [ ] Bank as defined in Section 3(a)(6) of the Act.
                                ---------------

     c.  [ ] Insurance Company as defined in Section 3(a)(19) of the Act.
                                             ----------------

     d.  [ ] Investment company registered under Section 8 of the Investment
                                                 ---------
         Company Act of 1940.

     e.  [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
                                                      -----------------------

     f.  [ ] An employee benefit plan or endowment fund in accordance with Rule
                                                                           ----
         13d-1(b)(1)(ii)(F);
         ------------------

     g.  [ ] A parent holding company or control person in accordance with Rule
                                                                           ----
         13d-1(b)(1)(ii)(G);
         ------------------

     h.  [ ] A savings associations as defined in Section 3(b) of the Federal
                                                  ------------
         Deposit Insurance Act (12 U.S.C. 1813);

     i. [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;
                       ----------------

     j.  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
                                            ------------------


Item 4. Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     a.  Amount Beneficially Owned:  153,400 3

     b.  Percent of class:  7.5%

     c.  Number of shares as to which such person has:

           i. Miles P. Jennings, Jr. has sole power to vote or direct the vote of 113,300 shares. Carolyn L. Jennings has sole power to vote or to direct the vote of 40,100 shares.

           ii. Miles P. Jennings, Jr. has shared power to vote or to direct the vote of 40,100 shares. Carolyn L. Jennings has shared power to vote or to direct the vote of 113,300 shares.

           iii. Miles P. Jennings, Jr. has sole power to dispose or to direct the disposition of 113,300 shares. Carolyn L. Jennings has sole power to dispose or to direct the disposition of 40,100 shares.

           iv. Miles P. Jennings, Jr. has shared power to dispose or to direct the disposition of 40,100 shares. Carolyn L. Jennings has shared power to dispose or to direct the disposition of 113,300 shares.

3 See Footnotes 1 and 2 above

Item 5.

Ownership of 5 Percent or Less of a Class. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [ ].


Item 6. Ownership of More than 5 Percent on Behalf of Another Person

Not Applicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not Applicable


Item 8. Identification and Classification of Members of the Group

Not Applicable


Item 9. Notice of Dissolution of Group

Not Applicable


Item 10.  Certifications

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

 ................................................................................
Dated August 3, 2000

 ................................................................................
Signature   /s/ Miles P. Jennings, Jr.             /s/ Carolyn L. Jennings

 ................................................................................
Name/Title   Miles P. Jennings, Jr.                    Carolyn L. Jennings